UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
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Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

April 19, 2019

LETTER FROM THE BOARD OF DIRECTORS

TO STOCKHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Dear Fellow Stockholders,

We hope you will join us at the 2019 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

2018 was a year with strong operating performance reflecting top and bottom line growth. Our performance reflects market opportunity and a management team that capitalizes on the opportunity to deliver commendable operating results. We continue to see long-term growth prospects in the markets we serve, with products and services that differentiate us from our competition while creating value for our customers.

We recently completed a balance sheet refinancing that reduced our borrowing costs, creating capacity to invest in long-term growth opportunities and creating the flexibility to consider shareholder friendly actions. We remain committed to capital allocation that we believe drives the most long-term stockholder value. We have conviction about high quality future operating results, while we continue to explore all strategic opportunities for shareholder value creation.

You will note significant and shareholder friendly changes to our Board in this Proxy Statement. First, we have taken action to reduce our Board size from nine to six to help better align Board expenses with the size of our company. The Board of Directors, as proposed, has the breadth of relevant experience to represent the best interests of our stockholders. Two of the five, or forty percent of the independent director nominees, were referred to us by our two largest stockholders. Lastly, the Board has also established a tenure policy for its directors allowing the Board to bring in new talent over the upcoming years, with an emphasis on diversity and relevant experience. The directors nominated by the Board of Directors should be re-elected. Accordingly, your Board of Directors unanimously recommends that you vote FOR each of the nominees using the enclosed proxy card. Your VOTE is important to the future of Alaska Communications.

Our Board of Directors, and specifically its Compensation and Personnel Committee, have spent considerable time to seek out stockholder input and thoroughly review our executive compensation program. This has resulted in changes to our compensation programs. We believe these changes further enhance the link between pay and performance and the alignment of executive compensation with your long-term interests. We invite you to read the Executive Compensation Narrative section of the Proxy Statement beginning on page 21 for details of our executive compensation program and these recent changes.

We appreciate your continued confidence in our Company, and value your continued involvement as stockholders. We welcome your comments and suggestions at the address above or by email at investors@acsalaska.com. Thank you again for your support and investment in Alaska Communications.

Sincerely,

The Board of Directors of Alaska Communications Systems Group, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Time and Date:	9:00 a.m. Alaska daylight time, on May 29, 2019

Place:	Alaska Communications Business and Technology Center
600 East 36th Avenue
Anchorage, Alaska 99503

You can find directions to the 2019 Annual Meeting of the Stockholders (the “Annual Meeting”) location on page 47.

Items of Business:	(1) To elect the following directors as nominated by the Board of Directors:

Peter D. Aquino

Wayne Barr, Jr.

David W. Karp

Peter D. Ley

Brian A. Ross

Anand Vadapalli

(2) To hold an advisory vote to approve executive compensation;

(3) To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

(4) To consider any other business properly brought before the Annual Meeting or any adjournment or postponement.

All stockholders are invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on April 5, 2019, are entitled to notice of and to vote at the Annual Meeting and any adjournment, postponement, rescheduling or continuation. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our executive offices located at 600 Telephone Avenue, Anchorage Alaska for ten days before the meeting and during the meeting. Any stockholder of record in attendance at the Annual Meeting and entitled to vote may do so in person, even if the stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting and you are a stockholder of record, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement. If you hold your shares through a broker, bank, or other institution (the “holder”), please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals unless you have provided voting instructions.

By Order of the Board of Directors

Leonard Steinberg

Senior Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Your Proxy

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held on May 29, 2019: Our 2019 Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2018 are available free of charge on our investor relations website at www.alsk.com and at www.proxydocs.com/alsk.

This Proxy Statement or a Notice of Internet Availability of Proxy Materials is first being sent on or about April 19, 2019. We will also provide access to our proxy materials over the Internet, beginning on April 19, 2019, for the holders of record and beneficial owners of our common stock as of the close of business on April 5, 2019, the Record Date. Stockholders will have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were approximately 53,610,124 shares of the Company’s common stock issued and outstanding.

There are four ways stockholders may vote:

1.	By Internet — You can vote via the Internet by following the instructions on the enclosed proxy card or voting instruction form;

2.	By Telephone — In the United States and Canada, you can vote by toll-free telephone by following the instructions on the proxy card or voting instruction form;

3.	By Mail — You can vote by mail by signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided with this Proxy Statement; or

4.	In person at the Annual Meeting of Stockholders:

a.

If your shares are held directly in your name with our transfer agent, Computershare Trust Company, N.A., and you want to vote at the Annual Meeting, you must provide valid identification, such as a driver’s license, when you arrive at the Annual Meeting.

b.

If your shares are held through a broker, bank, trust or other similar organization (held in street name), and you want to vote in person at the Annual Meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank, trust or other similar organization before the Annual Meeting and bring it to the Annual Meeting with you.

c.	Directions to the Annual Meeting are on page 47 of this Proxy Statement.

Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Alaska Communications Systems Group, Inc. (“Alaska Communications” or “the Company”) Board of Directors (“Board”) for each proposal.

Revocation of Proxy

You may revoke your proxy before it is voted at the Annual Meeting by filing a written notice of revocation dated after the date you voted your original proxy, and either:

●

submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 1:00 p.m. Alaska daylight time on May 28, 2019; or

●

obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the Annual Meeting and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Corporate Secretary, 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503-6091.

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SUMMARY INFORMATION

This summary is intended to highlight certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 for more complete information before voting.

Summary of Proposals for Stockholder Consideration

Election of Directors (Proposal 1)

Six director nominees are standing for election, each for a one-year term expiring at the 2020 annual meeting of stockholders and until his or her respective successor is duly elected and qualified or until his or her death, resignation, disqualification or removal, if earlier. The Nominating and Corporate Governance Committee of the Board (“Nominating Committee”) performs an annual assessment to ensure that director nominees have the skills and experience to effectively oversee the Company. All nominees are current directors.

Peter D. Aquino	Wayne Barr, Jr.

David W. Karp	Peter D. Ley

Brian A. Ross	Anand Vadapalli

The uncontested election of each director nominee is decided by the affirmative vote of a majority of the votes cast.

Advisory Vote on Executive Compensation (Proposal 2)

You are being asked to cast a non-binding, advisory vote to approve the compensation paid to the named executive officers (“NEOs”) as disclosed in this Proxy Statement beginning on page 20. Last year approximately 72% of the votes cast (excluding abstentions and broker non-votes) supported our executive compensation program.

For this advisory proposal to be approved, it must receive the affirmative vote of a majority of the votes cast.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Audit Committee of the Board (“Audit Committee”) has appointed Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and you are being asked to ratify the appointment.

For this proposal to be approved, it must receive the affirmative vote of a majority of the votes cast.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about beneficial owners of more than five percent of the Company’s common stock outstanding as of April 5, 2019.

Name and Address	Amount and nature of beneficial ownership		Percent of class

Aegis Financial Corporation 6862 Elm Street, Suite 830, McLean, VA 22101	2,842,018	(1)	5.3%

Karen Singer 212 Vaccaro Drive, Cresskill, NJ, 07626	2,719,300	(2)	5.1%

(1)

Based solely on a Schedule 13D/A filed with the SEC on February 8, 2019 by Aegis Financial Corporation. The Schedule 13D/A indicates that Aegis Financial Corporation has shared dispositive and shared voting power with Scott L. Barbee with respect to 2,842,018 shares.

(2)

Based solely on a Schedule 13D/A filed with the SEC on May 15, 2018 by Karen Singer. The Schedule 13D/A indicates that Karen Singer has sole dispositive and sole voting power with respect to 2,719,300 shares and that TAR Holdings LLC has sole dispositive and sole voting power with respect to 2,719,300 shares.

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The following tables set forth the number of shares of the Company’s common stock beneficially owned as of April 5, 2019, by our current directors and director nominees; NEOs; and all the directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

	Name of beneficial owner	Shares owned		Other beneficial ownership		Acquirable within 60 days		Total	Percent of class (4)
Directors:
	Edward (Ned) J. Hayes, Jr.	275,419		-		-		275,419	*
	Peter D. Aquino	-		-		-		-	*
	Wayne Barr, Jr.	28,974	(1)	-		-		28,974	*
	Margaret L. Brown	-		147,816	(2)	-		147,816	*
	David W. Karp	1,000		158,978	(2)	-		159,978	*
	Peter D. Ley	31,340		159,705	(2)	-		191,045	*
	Robert M. Pons	-		-		-		-	*
	Brian A. Ross	133,330		22,609	(2)	-		155,939	*
	Anand Vadapalli	1,703,324		-		-		1,703,324	3.18%

Named Executive Officers:								-
	Laurie M. Butcher	201,917		-		-		201,917	*
	Leonard A. Steinberg	604,792		-		38,366	(3)	643,158	1.20%
	Randy M. Ritter	209,876		-		-		209,876	*
	William H. Bishop	163,560		-		-		163,560	*

(1)

These shares are held by CCUR Holdings, Inc., of which Mr. Barr is Chairman, President and CEO. Mr. Barr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.

(3)	Includes unvested restricted stock units (“RSUs”) that are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.

(4)	An asterisk indicates beneficial ownership of less than 1%, based on the number of shares outstanding as of April 5, 2019.

	Shares owned	Other beneficial ownership	Acquirable within 60 days	Total	Percent of class
Total directors & executive officers as a group (13 persons)	3,353,532	489,108	38,366	3,881,006	7.24%

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than 10% of our common stock to file reports (Forms 3, 4 and 5) with the SEC. These reports relate to the number of shares of our common stock that each such person owns and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2018.

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PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of our Nominating Committee, the Board has nominated each of Peter D. Aquino, Wayne Barr, Jr., David W. Karp, Peter D. Ley, Brian A. Ross, and Anand Vadapalli for election at the Annual Meeting to hold office until the 2020 annual meeting of stockholders and until his respective successor is duly elected and qualified or until his death, resignation, disqualification or removal, if earlier. The Board voted to increase the size of the Board from eight to nine members and appointed Peter D. Aquino to the Board, effective on March 18, 2019. As of the conclusion of this Annual Meeting, the Board has voted to reduce the size of the Board from nine to six members.

The Board acknowledges with gratitude the service of the Directors who are retiring from the Board effective this Annual Meeting.

All of the nominees recommended by the Board are currently serving as directors, and each nominee has consented to serve as a nominee for election to the Board, to being named in this Proxy Statement and to serve as a member of the Board if elected by the Company’s stockholders. As of the date of this Proxy Statement, the Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable or unwilling to serve, the Board, upon the recommendation of its Nominating Committee, may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for the substitute nominees. If any substitute nominees are so designated, the Company will file an amended proxy statement or additional soliciting material that, as applicable, identifies the substitute nominees and includes certain biographical and other information about such nominees required by SEC rules.

The accompanying proxy card will not be voted for anyone other than the Board’s recommended nominees or designated substitutes.

Nominees for Director

Set forth in the following section is certain information furnished to us by the director nominees. All of the nominees, with the exception of our Chief Executive Officer, Mr. Vadapalli, qualify as independent directors in accordance with Nasdaq rules and the standards established in our Corporate Governance Principles and Guidelines. There are no family relationships among any of our current directors or executive officers.

None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Alaska Communications.

The specific experience, qualifications, attributes, and skills of each nominee that led to the nomination for director are noted below with each individual biography.

Nominated Directors and Their Business Experience

Peter D. Aquino Director Age: 57 Director Since: 2019

Skills, Qualifications and Factors

• President, CEO and Director of a technology company;

• long history of leadership experience in the telecommunications industry;

• previous public company board experience, including serving on audit committees; and

• MBA from George Washington University.

Peter D. Aquino is president and CEO of Internap Corporation (Nasdaq: INAP) and also serves as a member of INAP’s board of directors. He is a veteran of the technology, media and telecommunications (TMT) industries, with a track record of successfully guiding major expansion efforts, turnarounds and strategic partnerships and transactions at both public and private companies. Prior to assuming his role at INAP, Mr. Aquino served as chairman and CEO, and later as executive chairman, of Primus Telecommunications Group, Incorporated (NYSE: PTGI) from 2010 until 2013. Under his leadership, PTGI grew into an integrated telecommunications company serving consumer and business customers with voice, data, high-capacity fiber and data center services globally. Prior to this, he was the president and CEO of RCN Corporation from 2004 until 2010 where he built the company

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into an all-digital HDTV cable multiple system operator and created an advanced fiber-based commercial network through organic and acquisition strategies. He is also the founder of Broad Valley Capital, LLC, where he provided consulting services and capital to improve companies’ business operations, productivity and asset value. He began his career at Bell Atlantic (now Verizon) in 1983. Mr. Aquino recently served on the board of directors of Lumos Networks (Nasdaq: LMOS) and FairPoint Communications, Inc. (Nasdaq: FRP), prior to both being sold in 2017, and of TiVo, Inc. (Nasdaq: TIVO) until September 8, 2016. Mr. Aquino holds a B.A. from Montclair State University and an M.B.A. from George Washington University.

Wayne Barr, Jr. Director Age: 55 Director Since: 2018 Alaska Communications Committees • Compensation and Personnel

Skills, Qualifications and Factors

• Chairman, President and CEO of diversified holding company;

• experience as principal of company through which he provides assistance in areas including corporate strategy and planning, mergers and acquisitions;

• current board member of public company, including service on audit, nominating and governance, and compensation committees;

• previous board experience in the field of telecommunications; and

• JD degree from Albany Law School of Union University and admitted to practice in New York.

Mr. Barr is the Chairman, President and CEO of CCUR Holdings, Inc. (OTCQB: CCUR), a diversified holding company. From January 2013 until September 2018, Mr. Barr was managing director of Alliance Group of NC, LLC, a full service real estate firm providing brokerage, planning and consulting services throughout North Carolina. Mr. Barr is also the principal of Oakleaf Consulting Group LLC, a management consulting firm focusing on technology and telecommunications companies, which he founded in 2001. Mr. Barr co-founded and was president from 2003 to 2008 of Capital & Technology Advisors, a management consulting and restructuring firm, where he oversaw the day-to-day operations of a 20-person consulting firm focusing on telecommunications operations and restructurings. As president, Mr. Barr managed employees and independent contractors and was one of two lead contacts for all of the firm’s clients. This wide-ranging experience, coupled with his legal background, has provided Mr. Barr with a skill set particularly suited to assisting with deal structure and execution, as well as operational assistance across several industries. Mr. Barr currently serves on the board of directors of HC2 Holdings, Inc. (NYSE: HCHC). Mr. Barr has previously served on the boards of directors of Aviat Networks, Inc., Anacomp, Leap Wireless International, NEON Communications and Globix Corporation. He has also served as a Trustee of the New York Racing Association. Mr. Barr holds a J.D. from Albany Law School of Union University and is admitted to practice law in New York State. He is also a licensed real estate broker in the state of North Carolina.

David W. Karp Director Age: 52 Director Since: 2011 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance (Chair)

Skills, Qualifications and Factors

• Serves as leader of a service-based firm operating across Alaska, the remainder of the United States, Canada and Mexico;

• experience leading a business expanding into the contiguous 48 states;

• background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and

• reputation as a motivational leader, manager and respected member of the Alaska community.

Mr. Karp is the senior vice president and managing director of Alaska for Saltchuk, a Seattle based company with multiple operating companies in Alaska, including Northern Air Cargo, Tote Maritime, Carlile Transportation, Delta Western, Inlet Energy and Cook Inlet Tug and Barge. The company provides transportation and energy solutions throughout Alaska and the region. Mr. Karp resides in Anchorage, Alaska with his family and is involved in supporting many nonprofit organizations in the community. Mr. Karp also serves as a member of the board of directors for Anchorage based Northrim BanCorp, Inc. (Nasdaq: NRIM). He holds a B.A. from the University of Oregon and has completed the Owner President Manager Program at the Harvard School of Business. Mr. Karp is also a Board Leadership Fellow with the NACD.

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Peter D. Ley Director Age: 59 Director Since: 2008 Alaska Communications Committees • Audit (Chair) • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Extensive executive, finance and communications industry experience;

• previous employment as CFO of technology and telecommunications companies;

• an audit committee financial expert as that term is defined by SEC rules;

• provide Audit Committee continuity for chair transition; and

• significant M&A background as an investment banker.

Mr. Ley is currently a private investor. In June 2015, he retired from the position of CFO of Hargray Holdings, LLC, a provider of cable television and telecommunications services serving the coastal regions of South Carolina and Georgia. He held this position from 2012 to 2015. Prior to joining Hargray, Mr. Ley served as CFO of Connexion Technologies, an operator of residential communications networks for gated communities and high-rise towers. In April of 2012, Connexion filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises, Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an M.B.A. from Harvard University and a B.A. from Dartmouth College.

Brian A. Ross Director Age: 61 Director Since: 2011 Alaska Communications Committees • Audit • Compensation and Personnel (Chair)

Skills, Qualifications and Factors

• Extensive prior experience as CFO and COO of a large regional telecommunications company providing services outside of Alaska;

• other public company board experience in telecommunications, publishing and healthcare;

• an audit committee financial expert as that term is defined by SEC rules; and

• strategic transactions experience including the sale of Journal Media as a director.

Mr. Ross is both the principal of Mid-Market Growth Partners, which assists clients to align their strategic objectives with operating performance, and an advisor with the Center for Business Transition at RSM, LLP. The Center for Business Transition helps owners plan to successfully transition their businesses. Previously, Mr. Ross served as president and CEO of KnowledgeWorks, an educational non-profit that provides innovative teaching pedagogies, and as the COO and CFO as part of his 13-year-tenure at Cincinnati Bell. He is also a member of the board of directors of Otelco, Inc. (Nasdaq: OTEL), a telecommunications firm with rural properties. Mr. Ross served as a member of the board of directors of HealthWarehouse.com (OTCQB: HEWA), a national, on-line pharmacy from September 2016 to March 2017, and as a member of the board of directors of Journal Media Group, Inc. (formerly NYSE: JMG), from its inception in April 2015 to its sale to Gannett in April 2016. Mr. Ross holds a B.A. in economics, mathematics and statistics from Miami University and an M.A. in statistics from the University of California.

Anand Vadapalli President and Chief Executive Officer Age: 53 Director Since: 2011

Skills, Qualifications and Factors

• Strategic vision and wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates;

• extensive experience in the industry; and

• comprehensive knowledge of our Company’s many competitive challenges and opportunities.

Mr. Vadapalli was appointed by the Board in February 2011, to serve as President and CEO of the Company. Prior to that, Mr. Vadapalli served as Executive Vice President and COO of the Company beginning in October 2009, with responsibility for all operational facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network and Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from

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January 2003 to February 2004, he served as Executive Vice President and Chief Information Officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as Vice President, Information Technology. Mr. Vadapalli holds a B.S.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a Post Graduate Diploma in Management from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the board of directors of Premera Blue Cross. In addition, Mr. Vadapalli is an active participant in industry associations, and currently chairs the board of directors of USTelecom Association.

Recommendation of the Board

The Board recommends a vote FOR the election of all six of the Board’s nominees: Peter D. Aquino, Wayne Barr, Jr., David W. Karp, Peter D. Ley, Brian A. Ross and Anand Vadapalli.

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Corporate Governance

The Board is committed to strong corporate governance and believes it supports our success and helps us build long-term stockholder value. We have adopted a Code of Ethics that applies to all employees, including the CEO and President, the Senior Vice President of Finance, and directors. We have also adopted Corporate Governance Principles and Guidelines, that in conjunction with our By-laws and charters of the committees of the Board form the framework of our corporate governance. The Board periodically reviews these governance documents as well as the rules, regulations and listing standards, and best practices suggested by recognized governance authorities. Our Corporate Governance documents are all available on our website at www.alsk.com under Corporate Governance. We will post amendments to, or waivers from, the provisions of our Code of Ethics, if any exist, applicable to our directors and executives on the same website. You can also obtain a printed copy of our Code of Ethics, Corporate Governance Principles and Guidelines and committee charters at no charge by sending inquiries to investors@acsalaska.com or Investor Relations, 600 Telephone Avenue, Anchorage, Alaska 99503-6091.

The Board conducts a self-evaluation of its performance annually that includes a review of the Board’s composition, responsibilities, leadership, committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to that committee.

Board Independence

●	All members of our Board, other than Mr. Vadapalli, our President and CEO, satisfy the independence requirements of SEC and Nasdaq rules.
●	Our presiding director and Board Chair is an independent director.
●	All members of the Audit, Compensation, and Nominating Committees are independent directors.
●

Directors are required by our Corporate Governance Principles and Guidelines to immediately tender a resignation in the event of a conflict of interest or change of circumstances that would interfere with their fiduciary duties owed to the Company and our stockholders.

Director Nomination Process

The Nominating Committee strives to maintain an engaged, independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. Each year the Nominating Committee assesses all director candidates, whether submitted by members of the Board, management or a stockholder, and recommends nominees for election to the Board. All recommendations for nomination are based upon the factors described beginning on page 12, under the heading: “Nominating and Corporate Governance Committee,” and in this section.

Stockholders recommending candidates for director positions should submit the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503-6091. Except as required by applicable law, the Nominating Committee has no obligation to nominate stockholder-recommended candidates for election as a director.

The Nominating Committee recommended, and the Board determined to nominate six of the current incumbent directors who have consented to stand for election at the 2019 Annual Meeting. Mr. Aquino was recommended to the Nominating Committee by a stockholder, Mr. Barr was originally appointed to the Board pursuant to a settlement agreement with a stockholder and all other director nominees are standing for re-election. The Nominating Committee and the Board concluded that each of these nominees should be nominated based on their performance on the Board, and the extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Nominated Directors and Their Business Experience,” beginning on page 5.

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Board Meetings and Committee Meetings During 2018; Annual Meeting Attendance

●	Full Board meetings held - 21
●	Executive sessions with only independent directors – 8
●	Audit Committee meetings held - 6
●	Compensation and Personnel Committee (“Compensation Committee”) meetings held - 9
●	Nominating Committee meetings held - 6

Each of the directors serving in 2018 attended at least 75% of the aggregate of the total number of meetings of the Board and all committees on which each director served during the period each director was serving on the Board and any applicable committee. While the Company has no formal policy regarding director attendance at the annual meeting of stockholders, the Company encourages all directors to attend. All of the directors then serving attended the 2018 annual meeting of stockholders. The table below represents the committees of the Board and the directors that served on those committees in 2018.

2018 COMMITTEE STRUCTURE AND

INDEPENDENT DIRECTOR MEMBERSHIP

Effective upon the conclusion of the 2019 Annual Meeting, and subject to the re-election of each Director appointed, the Board has refreshed the committee appointments as described in more detail in the section entitled Committees of the Board beginning on the next page.

Board Leadership Structure

Our Board’s independent leadership is strengthened by separation of the CEO and Board Chair functions. The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and to engage in communications and relations between the Board, the CEO, and other senior management; to assist the Board in reaching consensus on certain strategies and policies; and to facilitate a robust director, Board, and CEO evaluation process. The Board believes that because of this separated structure, the Board’s advisory and oversight roles are effectively focused on assisting the CEO and senior management in developing and adopting successful business strategies and risk management policies, and in making successful choices in management succession. Our current Board

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Chair is an independent director, Edward (Ned) J. Hayes, Jr. Subject to his re-election to the Board, the Board has elected David Karp as the independent Board Chair effective upon the conclusion of the 2019 Annual Meeting.

Succession Planning

Our Board is actively involved in talent management. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. The Board recently, in April 2019, supported the CEO in promoting one of our senior officers to the new role of Chief Operations Officer, demonstrating our commitment to effective succession planning.

In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. Highly qualified potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Committees of the Board

Our Board currently has three committees: Audit, Compensation, and Nominating Committees. All members of these committees are required to be independent directors.

Audit Committee

The Audit Committee assists our Board in overseeing the quality and integrity of our accounting, auditing and reporting practices. The Audit Committee’s role includes overseeing the work of the Company’s accounting function and internal control over financial reporting, and the quality and integrity of the Company’s financial reports. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk assessment procedures as required.

The Audit Committee, in conjunction with the Board, has primary responsibility for oversight of the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Board retains oversight of the broader risks to the Company and its operations.

The Audit Committee operates pursuant to a written charter adopted by the Board, that the Audit Committee reviews annually, and is available at www.alsk.com. The Audit Committee currently consists of Mr. Ley (Chair), Mr. Hayes, Mr. Pons and Mr. Ross. The Board has determined that all of the members of the Audit Committee are independent directors and that each of the members has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has also determined that Mr. Ley, Mr. Hayes, Mr. Pons and Mr. Ross each qualify as an “audit committee financial expert” as defined under SEC rules. The report of the Audit Committee is included in this Proxy Statement, on page 42. Effective as of the conclusion of the 2019 Annual Meeting, and subject to their re-election to the Board, the Audit Committee structure is being revised to include Mr. Ross (Chair), Mr. Aquino and Mr. Ley. With the current Chair of the Audit Committee, Mr. Ley, continuing to serve on the Audit Committee after the Annual Meeting, we believe we are providing an effective transition of responsibilities in leadership.

Compensation and Personnel Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluate and establish director and executive officer compensation and performance requirements; (ii) approve equity and cash incentive programs for all employees of the Company; (iii) oversee succession planning for directors, executive officers and other management, as appropriate; and (iv) produce an annual executive compensation report to be included in the Company’s proxy statement.

The Compensation Committee operates pursuant to a written charter adopted by the Board that the Compensation Committee reviews annually, and is available at www.alsk.com. The Compensation Committee currently consists of Mr. Ross (Chair), Mr. Barr, Ms. Brown, and Mr. Karp. The Board has determined that all of

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the members of the Compensation Committee are independent directors. Effective as of the conclusion of the 2019 Annual Meeting, and subject to their re-election to the Board, the Compensation Committee structure is being revised to include Mr. Barr (Chair), Mr. Ross and Mr. Ley. With the current Chair of the Compensation Committee, Mr. Ross, continuing to serve on the Compensation Committee, we believe we are providing an effective transition of responsibilities in leadership.

Nominating and Corporate Governance Committee

The Nominating Committee assists the Board in discharging its duties by identifying, assessing and recommending director nominees for the Board, and it also has primary responsibility for matters of corporate governance. The Nominating Committee currently consists of Mr. Karp (Chair), Ms. Brown, and Mr. Ley. The Board has determined that all of the members of the Nominating Committee are independent directors. Effective as of the conclusion of the 2019 Annual Meeting, and subject to their re-election to the Board, the Nominating Committee structure is being revised to include Mr. Aquino (Chair), Mr. Barr and Mr. Karp. With the current Chair of the Nominating Committee (Mr. Karp) continuing to serve on the Nominating Committee, we believe we are providing an effective transition of responsibilities in leadership.

For director nominations, the Nominating Committee does not require director candidates to meet any specific set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. As referenced in our Corporate Governance Principles and Guidelines available at www.alsk.com, the Nominating Committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Some of the factors used in evaluating candidates include:

●	ethical character and integrity;
●	proven business judgment and competence;
●	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;
●	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;
●	expertise in particular areas such as technology, finance, or marketing;
●	strategic vision;
●	diversity of professional experience and viewpoints;
●	demonstrated ability to act independently and to represent the interests of all stockholders; and
●	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our stockholders.

Our Board has adopted a retirement policy that specifies that a director will not be nominated for election to the Board after reaching the age of 72, unless the Board determines that circumstances warrant the continue service of a director.

In April of 2019, on the recommendation of the Nominating Committee, our Board established a director tenure policy that provides that a director will not be nominated for election to the Board after the tenth anniversary of the date the director joined the Board, unless the Board determines that circumstances warrant the continued service of a director.

While the Company does not have a formal policy on Board diversity, the Board recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. In particular, the Board affirms its commitment to prioritize diverse candidates for the next vacancy on the Board pursuant to either the Board tenure or retirement policy. Accordingly, as part of its evaluation of each candidate, the Nominating Committee will take into account diversity as an important consideration in assessing how a candidate’s background, experience, qualifications, and skills add value to the Board as a whole. We believe a diverse group can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment.

As a part of its corporate governance function, the Nominating Committee specifically reviews the qualifications of each candidate for the Board, his or her performance and contributions as a Board member whether an incumbent or not, his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the

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Board and relevant Board committees, independence and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

The Nominating Committee operates pursuant to a written charter adopted by the Board, that the Nominating Committee reviews annually and is available at www.alsk.com.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Conflicts of Interest and Related Party Transaction Approval Policy, which is available at www.alsk.com . A “related party” is defined under the applicable SEC rule and includes our directors, executive officers, beneficial owners of 5% or more of our common stock and each of their immediate family members. A transaction involving a related party and the Company or its subsidiary that individually or taken together with other related transactions exceeds, or is reasonably likely to exceed, $120,000 is subject to review.

Under the written policy, our Nominating Committee generally is responsible for reviewing, approving or ratifying any related party transaction covered by SEC rules. The Nominating Committee will consider all the relevant facts and circumstances in determining whether to approve or ratify such a transaction, including:

●	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;
●	whether there are any compelling business reasons for the Company to enter into the transaction;
●	whether the transaction would impair the independence of an otherwise independent director or nominee for director;
●	whether the Company was notified about the transaction before its commencement and if not, why pre-approval was not sought and whether subsequent ratification would be detrimental to the Company; and
●	whether the transaction would present an improper conflict of interest for any director, nominee for director or executive officer of the Company.

The Nominating Committee will approve or ratify only those transactions that are, in the Nominating Committee’s judgment, appropriate or desirable under the circumstances. There have been no related party transactions since the beginning of the 2018 fiscal year, nor are there any such transactions proposed.

RISK OVERSIGHT

We believe the current leadership structure of the Board supports the risk oversight functions described below. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

●

Full Board: is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans, including specific oversight of cyber risk. The Board reviews the operation of the business and corporate functions and addresses the primary risks associated with the Company’s business. In addition, the Board reviews the risks associated with the Company’s business plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the tactical performance against this business plan. Finally, as part of the preparation and filing of the Company’s Annual Report on Form 10-K, the Board performs a review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting. The Company has an Enterprise Risk Management program which operates to identify key risks within the Company. An Executive Risk Committee (“ERC”), made up of the CEO and his direct reports, oversees the program and provides periodic reporting to the Board on all areas of risk within the Company. The Board reviews the corporate risk profile and proposed risk management strategies reported by the ERC and provides insight and guidance on risk exposure. The Board pays particular attention to the Company’s plans pertaining to cyber security, receiving regular updates in this regard as part of its overall risk management oversight.

●

Audit Committee: oversees the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Company’s principal financial officer reports to the Audit Committee regarding the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

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●

Nominating Committee: establishes and reviews the Company’s Code of Ethics, monitors compliance with the Code of Ethics and addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our Corporate Governance Principles and Guidelines.

●

Compensation Committee: considers the impact on the Company’s risk profile of the Company’s executive compensation program and the incentives created by the compensation awards that it administers. In addition, the Compensation Committee regularly evaluates the Company’s compensation policies and procedures to determine whether they present a significant risk to the Company.

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DIRECTOR COMPENSATION

The compensation of directors is determined by the Board with the advice of the Compensation Committee. Under its charter (available on our website at www.alsk.com), the Compensation Committee periodically reviews the compensation provided to non-employee directors for their service and makes recommendations to the Board regarding any changes. The Compensation Committee’s charter authorizes it to employ independent compensation and other consultants to assist in fulfilling its duties. From time to time the Compensation Committee engages a compensation consultant to advise and provide information regarding director compensation paid by other public companies, which may be used by the Compensation Committee to make compensation recommendations to the Board.

During 2018, at the recommendation of the Compensation Committee, the Board revised the Non-Employee Director Compensation and Reimbursement Policy (“Director Compensation Policy”). The Director Compensation Policy was revised to provide that for the last three quarters of 2018 and all of 2019, quarterly installments of non-employee director compensation that would have been provided in shares of common stock would be converted to cash payments. This change was made in recognition of the Company’s need to preserve shares of common stock for management incentive compensation

The following table contains information regarding compensation provided to each person who served as a director during 2018 (excluding Mr. Vadapalli, whose compensation is included in the Summary Compensation Table and related tables and disclosure).

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Edward (Ned) J. Hayes, Jr.	160,000	20,000	180,000
Wayne Barr, Jr. (2)	69,375	-	69,375
Margaret L. Brown	80,000	12,500	92,500
David W. Karp	85,000	12,500	97,500
Peter D. Ley	97,500	12,500	110,000
Shawn F. O’Donnell (3)	10,626	12,499	23,125
Robert M. Pons (2)	71,250		71,250
Brian A. Ross	97,501	12,499	110,000

(1)

The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“FASB ASC 718”), based on our stock price on the grant date. All awards are vested upon grant and there are no outstanding unvested stock awards. Stock awards are rounded down to a whole share when issued and any residual partial share amounts are paid in cash.

(2)	Mr. Barr and Mr. Pons were appointed to the Board on May 9, 2018 and received pro-rata compensation as non-employee directors during fiscal year 2018.

(3)	Mr. O’Donnell resigned from the Board January 8, 2018 and received compensation as a non-employee director for one quarter of fiscal year 2018.

Under our Board-approved Director Compensation Policy, which governed compensation for our non-employee directors for 2018, we provided compensation to our independent directors consisting of annual cash and equity retainers (for 2018, equity retainers were converted to cash for the last three quarters of the year) that were payable in quarterly installments, as shown in the table on the next page. Except for deferred stock, all non-

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employee director stock and cash compensation is paid in equal quarterly installments for each quarter or partial quarter of service, without proration, within 30 days of the close of the calendar quarter.

Compensation Type	Amount ($)
Annual Board Cash Retainer:

Board Chair (1)	$100,000
Audit Committee Members	$45,000
Other Independent Directors	$42,500

Annual Shares or Equivalents: (2)

Board Chair (1)	$80,000
Other Independent Directors	$50,000

Committee Chair Retainers:

Audit and Compensation Committee Chairs	$15,000
Nominating Committee Chair	$5,000

(1)	Effective following the 2019 Annual Meeting, Board Chair compensation will be reduced to $92,500 in annual cash retainer and $50,000 in annual shares or equivalents.

(2)	For the last three quarters of 2018 and all of 2019, equity compensation was converted to cash.

Our independent directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board has adopted minimum share ownership requirements for directors because we believe the Board will more effectively pursue the long-term interests of stockholders if the directors are stockholders themselves. Our Director Compensation Policy requires each non-employee director to accumulate and hold common stock or common stock equivalents issued by the Company equal to at least three times his or her annual cash retainer. Each non-employee director must comply with the policy by the fifth anniversary of the director’s continuous service to our Board. All of our directors who have met their fifth anniversary have met the holding requirement.

Vote Required. The Company’s By-laws require that at an uncontested meeting of stockholders, director nominees be elected by the affirmative vote of a majority of the votes cast. Any incumbent that fails to be elected is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board

The Board believes that Proposal 1 is in the Company’s best interest and unanimously recommends that stockholders vote FOR the election of each of the Board’s director nominees in Proposal 1.

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EXECUTIVE OFFICERS

The table below sets forth certain information as of April 5, 2019, about those persons currently serving as executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	53	President and Chief Executive Officer
Laurie M. Butcher	56	Senior Vice President, Finance
Leonard A. Steinberg	65	Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Randy M. Ritter	59	Senior Vice President, Shared Services
William H. Bishop	53	Senior Vice President, Customer and Revenue Management

Laurie E. Butcher serves as our Senior Vice President, Finance, leading the Company’s revenue, treasury and finance departments. Ms. Butcher joined Alaska Communications in 1997, and has served in several leadership roles, most recently as Vice President, Finance and Controller, before taking her current role in November of 2015. She is responsible for accounting, budgeting, and forecasting for Alaska Communications, in addition to leading strategy for free cash flow growth and EBITDA margin expansion. Ms. Butcher brings more than 28 years of finance expertise to Alaska Communications, including roles in public accounting at PricewaterhouseCoopers and Deloitte & Touche and as controller for Teamsters Local 959. Ms. Butcher serves as a management trustee for the Alaska Electrical Pension Fund and is on the board of directors for the United Way of Anchorage. A lifelong Alaskan, she holds a B.B.A. in accounting from the University of Alaska and is a licensed Certified Public Accountant.

Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, risk management and other functions. Mr. Steinberg’s legal responsibilities include all of the legal affairs for the Company and its subsidiaries, corporate governance, corporate communications, and regulatory compliance. In addition, Mr. Steinberg is responsible for contract review and administration, real estate and facilities management, cybersecurity and data privacy, and emergency planning. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients at Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a J.D. from the University of California’s Hastings College of Law, an M.P.A. from Harvard University’s Kennedy School of Government, an M.B.A. from the University of California Berkeley’s Haas School of Business, and a B.A. from the University of California at Santa Cruz.

Randy M. Ritter serves as our Senior Vice President, Shared Services. Effective May 3, 2019, Mr. Ritter will retire from the Company. Mr. Ritter joined Alaska Communications in September of 2013 to lead our growth in managed IT services and oversaw network strategy and planning, engineering, service activation, network management, field services and capital project management to provide a great customer service experience for Alaska businesses and consumers. He brought more than 20 years of telecommunications experience to the Company and previously served as Vice President, Product Management at Sprint, Vice President, Product Marketing at Sprint-Nextel, Senior Vice President, Sales and Marketing at One Communications and Chief Operating Officer at MacroSolve, Inc. His expertise and strong track record in building teams and defining, launching and growing telecommunications and IT services brought great value to our customers, employees and stockholders. Mr. Ritter holds a B.S. in accounting from the University of South Alabama. He is also a Certified Public Accountant (inactive) and a Chartered Global Management Accountant.

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William H. Bishop serves as our Senior Vice President, Customer and Revenue Management. Effective April 9, 2019, he was promoted to Senior Vice President and Chief Operations Officer. He joined Alaska Communications in August 2004, and has served in several leadership roles for both consumer and business sales and operations, most recently as Senior Vice President, Customer and Revenue Management. Mr. Bishop provides executive level leadership to all operations of the business. Mr. Bishop has over 25 years of experience in telecommunications and business leadership including positions at AT&T and McCaw Communications as well as at a federal government logistic contracting company. Originally from Fairbanks, Mr. Bishop is active in the Alaska community. He is a past board member for the Alaska Chamber of Commerce and current board member for Alaska Business Week. Mr. Bishop holds a B.S. in Natural Sciences from the University of Alaska Anchorage and is completing his M.B.A. in Strategic Leadership at Alaska Pacific University

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In this Proposal 2, we are asking for your vote to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”) as reported in this Proxy Statement (commonly referred to as a “Say-on-Pay” resolution). As part of our corporate governance practices, we have held our Say-on-Pay vote every year. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs as described in this Proxy Statement.

As described in more detail in the “Executive Compensation Narrative” section of this Proxy Statement beginning on page 21, the Compensation Committee continued its engagement regarding our executive compensation plan design. The Compensation Committee made specific and directed changes to our compensation plan to address the concerns we heard and to more closely align each NEO’s individual compensation with the Company’s short-term and long-term performance goals.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, and pursuant to the disclosure rules of the SEC, including the Executive Compensation Narrative, the Summary Compensation Table for 2018 and the other related tables and the accompanying narrative disclosure.”

Vote Required. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and consider the voting results when making future compensation decisions for our NEOs. For this advisory proposal to be approved, it must receive the affirmative vote of a majority of the votes cast.

Recommendation of the Board

The Board believes that Proposal 2 is in the Company’s best interest and unanimously recommends that stockholders vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our NEOs in 2018 as disclosed in this Proxy Statement.

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EXECUTIVE COMPENSATION NARRATIVE

This Executive Compensation Narrative is organized into five sections:

●	Executive Summary

●	Stockholder Engagement and Say-on-Pay Results

●	Executive Compensation Program Philosophy and Objectives

●	2018 Executive Compensation Program Elements

●	Compensation Governance

Executive Summary

Our compensation philosophy is to pay for performance over the long-term, as well as on an annual basis. Performance measures include both financial and market factors for the Company. Our compensation program provides a mix of salary, incentives and benefits paid over time to align executive officer and stockholder interests. Our Compensation Committee has the primary responsibility for approving our compensation strategy and philosophy and the compensation programs applicable to our NEOs listed below. With respect to Mr. Vadapalli’s compensation, our Compensation Committee makes a recommendation that is further reviewed and approved by the independent members of the Board.

Named Executive Officers
Anand Vadapalli	President and Chief Executive Officer
Laurie M. Butcher	Senior Vice President, Finance
Leonard A. Steinberg	Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Randy M. Ritter	Senior Vice President, Shared Services
William H. Bishop	Senior Vice President and Chief Operations Officer

Our results for 2018 were strong and reflect solid management execution of the strategy set by the Board. We have a long track record of revenue growth and cost management supporting consistent Adjusted EBITDA and cash flow performance. Specific to some of the financial metrics set by our Compensation Committee for incentive compensation of executives, Total Revenue for 2018 grew 2.5% over 2017, driven by wholesale broadband revenues and increases in business voice and managed IT services. Regulatory and consumer revenue were essentially unchanged from the prior year. Adjusted EBITDA increased 5% over 2017 due to the revenue increase and lower operating expenses.

For more information about our business, please see the sections “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018.

2018 Compensation Plan Highlights

The Compensation Committee implemented a number of compensation plan design changes for 2018 to more closely align executive compensation with stockholder returns and continue to address concerns expressed by our stockholders. The following is a summary of compensation decisions for 2018:

●

Base Salaries. Base salary levels for 2018 were reduced by 8% for the CEO and 7% for the other NEOs as part of broader efforts to reduce cost structures and improve profitability. In light of the Company’s solid performance in 2018, the Compensation Committee increased the base salary levels of NEOs other than the CEO for 2019.

●

Annual Incentive Awards. The target level of annual cash incentive available for each NEO is based on a percentage of base salary, and therefore was also reduced as a function of the reduced base salaries. For 2018, the Compensation Committee selected Total Revenue per share and Adjusted EBITDA per share as performance metrics. The Compensation Committee believes these are important indicators of

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the Company’s overall success, promoting both growth and capital efficiency, and operate to increase management’s focus on the dilutive impact to stockholders of growth strategies. For 2018 performance, a total of $1,034,746 was paid to our NEOs in annual cash incentives, which is 102.5% of target.

●

Long-Term Performance Incentive Awards. The Compensation Committee established performance metrics based on share price appreciation suggested by a stockholder for long-term performance stock unit awards further aligning incentive compensation with the return to our stockholders. These awards will vest if earned in three tranches based on target share price achievement during each of the three subsequent years. The Compensation Committee also granted long-term cash incentive awards to NEOs that will be paid, if earned, based on achievement of a Free Cash Flow average target over the entire performance period of 2018 – 2020.

●

Long-Term Retention Incentive Awards. The Compensation Committee granted restricted stock unit awards and time-based cash incentives to each NEO that will vest or payout, as appropriate, in three equal tranches over the following three years based on continued employment.

●	Prior Year Equity Incentive Awards. No performance stock units under prior year grants vested based on 2018 performance.

More information about the 2018 executive compensation plan and performance against plan metrics can be found on the following pages of this Executive Compensation Narrative.

Stockholder Engagement and Say-on-Pay Results

We conduct stockholder engagement throughout the year and provide stockholders with an annual opportunity to cast an advisory Say-on-Pay vote. At our 2018 Annual Meeting, 72% of votes cast (excluding broker non-votes and abstentions), supported our Say-on-Pay proposal.

Over the past two years, we have engaged with stockholders related to their concerns about our executive compensation program, and we have implemented a number of compensation plan design changes to strengthen alignment with stockholders’ interests. We engage in dialogue with stockholders because we believe that fostering long-term relationships with stockholders is an important objective. Our engagement team is comprised of senior leaders and three independent members of the Board, Ned Hayes, Board Chair; Brian Ross, Compensation Committee Chair; and David Karp, Nominating and Corporate Governance Committee Chair, as well as our President and CEO, Anand Vadapalli.

Since our 2018 Annual Meeting of Stockholders, we contacted 20 stockholders representing approximately 39% of our shares outstanding. Of those contacted, we met with stockholders representing approximately 23% of shares outstanding in 26 meetings with 13 different stockholders either in person or by telephone and discussed our executive compensation program and other matters.

In our 2018 Proxy Statement, we introduced a framework for executive compensation plan changes the Compensation Committee was working on for 2018. To facilitate greater engagement with stockholders on these matters, we provided more information on our 2018 executive compensation program through a Current Report on Form 8-K filed on October 11, 2018.

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The following chart lists some of the changes we have made to our executive compensation program over the past two years, and how we believe these changes address concerns expressed by stockholders.

Change	Reason for Change
We reduced the number of restricted stock unit (“RSU”) awards granted to executives. The number of RSUs for Mr. Vadapalli by year: 2016 2017 2018 353,136 250,021 131,291	● Reduces stockholder dilution.
Established Adjusted Free Cash Flow per share as a metric for a portion of long-term incentive awards.

●   We believe that cash flow growth is a significant determinant of long-term stockholder value creation. The per share metric provides a dimension of capital efficiency and incentivizes management to use capital to generate cash flow growth.

For the 2017 and 2018 long-term equity grants, market related metrics were used. Relative Total Shareholder Return is the metric for 50% of long-term PSU awards in 2017 and stock price hurdles set the vesting criteria for the 2018 PSU awards.

● Aligns management compensation more closely with stockholder returns. ● Recognizes the perceived low share price by requiring the Company to achieve increases in stock price.
In 2018, decreased base salary level for the CEO.	● Reduces the target compensation level for CEO
Increased the minimum threshold for payout of annual cash incentives from 75% of the Adjusted EBITDA target to 90% beginning in 2017.	● Increases the threshold to receive payment of annual cash awards.
Discontinued the use of Net Promoter Score® as an incentive compensation measure for our long-term incentive program beginning in 2017.	● Although we compete on customer service rather than price, we substituted metrics that provide greater assurance of performance to our investors.
Modified the individual NEO performance metric in our annual cash incentive plan to be a modifier of company financial performance beginning in 2017.

●   This requires company financial performance to be preeminent to an executive’s individual performance and restricts payout for individual performance if the company does not achieve its annual financial goals

In addition to individual stockholder engagement, quarterly, we participate in industry conferences and conduct conference calls both telephonically and online to discuss financial results with stockholders. We met with investors around the country, inside and outside Alaska, in Arizona, New York, Illinois, California and Washington D.C. Our website at www.alsk.com provides contact information so stockholders can call, write or email us with questions. Stockholder engagement and the outcome of Say-on-Pay vote results will continue to inform future compensation decisions.

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Executive Compensation Program Philosophy and Objectives

The qualities, abilities, and commitment of our NEOs are significant contributing factors to the proper leadership of our Company and the driving force for the success of the Company’s strategic plan. The Compensation Committee believes that our compensation program is balanced and reasonable and helps us achieve the objectives we have identified in the table below.

Objective	Features of Compensation Program Aligned to Objective
Attract and Retain Top Caliber Executives

Base salaries, benefits packages, and award opportunities are designed to position us to compete effectively for executive talent and recognize the unique characteristics and challenges of our location in Alaska.

Pay for Performance	Our program emphasizes at-risk incentive award opportunities, both annual and long-term, tied to financial and market objectives.
Stockholder Alignment

We align the long-term financial interests of our NEOs and stockholders through performance share units and restricted stock units with multi-year vesting periods. Pursuant to stock ownership guidelines, NEOs own significant amounts of our stock throughout the term of their employment.

Compensation Committee Oversight of the Executive Compensation Program

The Compensation Committee is responsible for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee devotes substantial time and attention throughout the year to executive compensation matters to ensure that our program aligns with our fundamental objectives. The Compensation Committee works with the Board as a whole to support the strategic plan they have established for the Company through the executive compensation program structure and goals.

The Compensation Committee is made up of four independent directors who are responsible for the review and approval of all aspects of our executive compensation program, including:

●	Determination, review and approval of the Company’s incentive compensation plan goals and objectives;
●	Evaluation of individual performance results in light of the goals and objectives;
●	Evaluation of the competitiveness of individual total compensation packages; and
●	Approval of changes to and the payment of total compensation packages.

The Compensation Committee considers the recommendation of the CEO in determining the compensation, individual performance goals and objectives for the executive officers who report directly to him. The CEO provides his assessment of each NEO’s responsibilities and the performance of each NEO’s area of oversight. The Compensation Committee has the ultimate authority to approve or modify management’s recommended compensation packages including the right to use discretion to reduce final vesting and payouts when evaluating NEO performance. The Compensation Committee recommends the compensation package for our President and CEO for approval by all independent members of our Board.

Role of the Compensation Consultant. The Compensation Committee has the sole authority to select, retain and terminate compensation consultants as well as the sole authority to direct any compensation consultant’s work and approve fees. The Compensation Consultant advises the Compensation Committee in connection with its review of executive and director compensation matters, including the level of total compensation packages provided to executive officers. Korn Ferry has been the Compensation Committee’s independent executive compensation consulting firm since 2016. The compensation consultant attended meetings of the Compensation Committee, as requested, and communicated with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executives.

In connection with its engagement and retention of Korn Ferry, the Compensation Committee has considered various factors related to the independence of Korn Ferry as required by SEC regulations and Nasdaq rules. After reviewing these factors, the Compensation Committee determined that its engagement of Korn Ferry did not present any conflicts of interest that prevented Korn Ferry from providing independent compensation advice to the Compensation Committee.

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Korn Ferry provides various executive compensation services to the Compensation Committee including advising the Compensation Committee on the principal aspects of our executive compensation program design and evolving trends as well as providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to the Company’s performance. Total fees paid to Korn Ferry for 2018 in connection with its services for the Compensation Committee were $86,440; Korn Ferry did not receive any other compensation from the Company for work performed in 2018.

In benchmarking compensation paid to our NEOs and directors, the Compensation Committee worked with Korn Ferry in 2016 to develop two separate peer groups to determine the best market approaches to compensation. The primary peer group reviewed by Korn Ferry focused on companies within our industry -- including managed IT companies to reflect our focus on expanding in this business segment -- that fell within a specific range of the Company’s revenues and market capitalization while creating a balanced peer group in terms of profitability (Operating Income, Net Income, EBITDA, EBITDA Margin), cash flow, balance sheet assets (Total Assets, Total Debt) and market performance (3-Year Total Shareholder Return (“TSR”)). The primary peer group was used to benchmark the amount of compensation paid to our NEOs and non-employee directors and the mix of pay for our NEOs for purposes of reviewing 2018 compensation decisions. The primary peer group included the following companies:

LICT	Otelco

Hawaiian Telcom	General Communication, Inc.

Broadview Networks	Internap Corporation

Lumos Networks	Limelight Networks, Inc.

GTT Com	NCI, Inc.

Intelliquent	Ooma, Inc.

Shoretel	Fusion Telecom

There has been significant consolidation in our industry and this impacted the peer group that the Compensation Committee approved in 2016. The following primary peers have been acquired or are expected to be acquired:

●	Broadview Networks – Acquired by Windstream Holdings
●	General Communication – Acquired by Liberty Ventures
●	Hawaiian Telecom – Acquired by Cincinnati Bell
●	Intelliquent – Acquired by private equity firm, GTCR
●	Lumos Networks – Acquired by EQT Infrastructure
●	NCI – Acquired by private equity firm, HIG
●	Shoretel – Acquired by Mitel

In evaluating market incentive plan designs, the Compensation Committee worked with Korn Ferry to identify companies that have similar business models to the Company and/or that have similar capital allocation strategies to the Company. This secondary peer group includes telecommunications companies that do not emphasize wireless communications, but instead focus on and/or are expanding their managed IT/cloud offerings (primarily business to business) and do not pay dividends. The Compensation Committee did not use this secondary peer group to benchmark compensation levels, but rather reviewed the incentive plan structures. The Compensation Committee’s goal was to obtain data on short-term incentive and long-term incentive compensation practices to provide a data point as the Compensation Committee evaluated incentive plan design.

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This secondary peer group was approved by the Compensation Committee in 2016 and included the following companies:

Windstream Holdings	Hawaiian Telecom

Frontier Communications	Zayo Group

Cincinnati Bell	Broadview Networks

General Communication, Inc.	Lumos Networks

Fairpoint Communications	Datalink

Consolidated Comm Holdings	Earthlink Holdings

As with the primary peer group, the secondary peer group was impacted by consolidations subsequent to the Compensation Committee approving the peer group in 2016. The following secondary peers have been acquired in addition to those noted above:

●	Datalink - Acquired by Insight Enterprises - January 2018
●	Earthlink Holdings - Acquired by Windstream Holdings - February 2018
●	Fairpoint Communications - Acquired by Consolidated Communications - July 2018

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2018 Executive Compensation Program Elements

The Compensation Committee chose a mix of cash and equity compensation NEOs based on long-term value drivers of company performance over one-year and multi-year periods, and also based on individual performance. Our executive compensation program is designed to reinforce the link between the interests of our NEOs and our stockholders. The table below provides a summary for each element of compensation for the 2018 program.

Elements	Compensation Mix		Key Characteristics	Overview
	CEO	Other NEOs (Average)
Base Salary	21%	41%	Fixed compensation delivered in cash. Reviewed annually and adjusted if and when appropriate.

Base salaries are generally set based on the following factors:

●  Nature and responsibility of position

●  Qualifications, experience and expertise

●  Competitiveness of the market

●  Potential to drive company success

●  Individual performance and evaluation of peer group compensation

●  Internal parity with peers in similar reporting structure and scope of responsibility

Long-Term Cash (Time Based)	12%	10%	Multi-year time-based opportunity delivered in cash.	These long-term awards are paid ratably over three years beginning in 2019 if the NEO remains continuously employed with the Company.
Annual Cash Incentive (Performance Based)	21%	25%	Annual performance-based opportunity delivered in cash. Based on company performance and individual performance.

●  The target level of annual cash incentives for our NEOs was 60% of base salary except for our CEO, whose target is set at 100% of base salary.

●  Metrics:

➣     Adjusted EBITDA per share

➣     Total Revenue per share

●  Minimum threshold for any payout is 90% of Adjusted EBITDA goal.

Performance Stock Units (Performance Based)	18%	11%	Multi-year performance-based opportunity delivered in shares. Based on company stock price targets.	These long-term incentive awards are tied to company stock price. Awards vest in three tranches over three years based on achieving increasing price thresholds.
Restricted Stock Units (Time Based)	11%	7%	Multi-year time-based opportunity delivered in shares.	These long-term awards vest ratably over three years beginning in 2019 if the NEO remains continuously employed with the Company.
Long-Term Cash (Performance-Based)	17%	6%	Multi-year performance-based opportunity delivered in cash. Based on company performance measured by financial goals.	These long-term awards pay out, if earned, following the end of the performance period in 2021. The metric is Average Free Cash Flow per share over the period.

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Annual Salary and Incentive Compensation

Base Salaries

Base salaries are set to compensate our NEOs fairly for the responsibilities of the positions they hold. The following table shows base salary levels for each NEO as of December 31, 2018 and 2017. NEOs’ base salaries were reduced as part of broader efforts to reduce cost structures and improve profitability.

	Base Salary
Named Executive Officer	2018	2017	% Change
Anand Vadapalli	$414,000	$450,000	-8%
Laurie M. Butcher (1)	$255,000	$240,000	6%
Leonard A. Steinberg	$267,840	$288,000	-7%
Randy M. Ritter	$246,450	$265,000	-7%
William H. Bishop	$246,450	$265,000	-7%

(1)             Ms. Butcher’s base salary was $223,200 for the first three quarters of 2018, which was a seven percent reduction from her 2017 base salary level. Effective October 1, 2018, Ms. Butcher received a performance-based salary increase to $255,000.

2018 Annual Cash Incentive Plan

The annual cash incentive for each NEO is based on a percentage of base salary that has remained the same for several years. Mr. Vadapalli’s target annual cash incentive for 2018 is equal to 100% of his base salary, and the other NEOs’ target levels were equal to 60% of their base salary.

Adjusted EBITDA and Total Revenue were used to measure performance for annual cash incentives in 2017, and, in 2018, the Compensation Committee used the same metrics, but converted them to per share metrics. The Compensation Committee believes these per share metrics focus management on strategies that are not dilutive to stockholders. It is the Compensation Committee’s belief that Adjusted EBITDA is an indicator of the Company’s overall success because it measures the effects of management’s actions at the current level of capital investments, capital structure, and intangible assets, which management cannot easily change in the short-term. Total Revenue is important in generating future Adjusted EBITDA, and as a measure of annual performance, it supports our belief in the market opportunity for business broadband as a key component of revenue. Based on uncertainties surrounding the Federal Communications Commission’s Rural Health Care program, the Compensation Committee provided for further adjustment of actual Adjusted EBITDA and Total Revenue results for purposes of calculating achievement of the associated per share metrics. Budgeted revenue and budgeted bad debt expense associated with the Rural Health Care program were substituted for the relevant actual results. Additionally, cash based long-term incentive payments and Board compensation expense resulting from the conversion of equity to cash were excluded from the calculation of Adjusted EBITDA achieved for purposes of the annual cash incentive.

For further information on these metrics, see “Non-Generally Accepted Accounting Principle (“GAAP”) Financial Measures and Performance Metrics” on page 45.

Payout for annual cash incentive compensation is conditioned on reaching a minimum threshold of not less than 90% of the Adjusted EBITDA per share goal and may not exceed 150% of the annual target amounts.

For all NEOs, the annual incentive award calculation is as follows:

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The following table includes the annual cash incentive metrics, and goals for the Company performance portion of the awards:

Performance Metrics/Weight	Min - 50% Payout 90% of Goal	100 % Payout 100% of goal	Max - 150% Payout 110% of goal	Actual 2018 Performance
Adjusted EBITDA/Share 50%	.99	1.10	1.21	1.11
Total Revenue/Share 50%	3.89	4.32	4.75	4.34

Performance Determination.    The Company’s actual results for 2018 compared to the preset goals resulted in a Company achievement factor of 103.43%

Our NEOs’ target opportunities and payouts earned under the 2018 annual incentive compensation program were as follows:

Annual Cash Incentive
Named Executive Officer	Target	Annual Payout
Anand Vadapalli	$414,000	$423,918
Laurie M. Butcher	$153,000	$143,447
Leonard A. Steinberg	$160,704	$164,555
Randy M. Ritter	$147,870	$151,413
William H. Bishop	$147,870	$151,413

Individual achievement factors for each NEO were determined based on the following:

Anand Vadapalli 99%: Provided overall leadership that delivered on strong operating performance results for 2018 that included revenue and Adjusted EBITDA growth, combined with strong free cash flow performance despite increased capital expenditures. Additionally, he led the shareholder friendly refinancing activity that closed in January 2019.

Laurie Butcher 100%: Specific contributions include strong expense management through the year, leading the implementation of new revenue and lease accounting pronouncements, substantial modeling and diligence work related to the strategic process conducted by the Company, supporting the documentation and audit requirements related to the RHC program, and leading a very successful balance sheet refinance that closed in early January 2019.

Leonard Steinberg 99%: Specific contributions include leading the program effort related to all FCC interactions for the RHC program resulting in FY17 and FY18 rate approvals, meeting CAF II build obligations for the year, leading the legal matters related to the shareholder activism in the first half of the year, advancing the ball on de-tariffing at the State level, improvements in cyber security capabilities, and leading the facilities team in response and recovery efforts related to the 7.0 magnitude earthquake.

Randy M. Ritter 99% : Specific contributions include significant network advancements with Multi Dwelling Units enablement with about 3000 locations passed, deployment of Fixed Wireless in the network with about 6000 locations passed, deployment of satellite capabilities with about 15 sites installed and enabling the largest sales opportunity for the year, enabling the Software Defined Network infrastructure trial and proof of concept leading to two customer wins; all while improving service metrics despite rolling furloughs in the first nine months of the year.

William H. Bishop 99%: Specific contributions include meeting overall revenue expectations, stellar results for Enterprise and Carrier exceeding revenue and sales (both recurring and one time) targets, managing the market and customer expectations as we worked through the RHC funding delays with the FCC, taking

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responsibility for all revenue and customer management later in the year, developing the next layer of leadership talent on the Enterprise and Carrier sales front.

2018 Long-Term Compensation Plan

In July 2018, the Compensation Committee granted long-term equity and cash awards as follows:

Performance-Based Compensation

Price-appreciation performance share units (PSUs) were granted to our NEOs with no more than a three-year vesting period. These awards will vest in three tranches only upon achieving increased stock prices measured over any 20 consecutive trading days on a Volume Weighted Average Price (VWAP) basis during each performance period, with vesting, if achieved, following the performance period. The following are the VWAP stock price hurdles that must be achieved for each tranche:

				Premium to
	Performance	Performance	VWAP	Grant Date
Tranch	Period Start	Period End	Vesting $ (1)	Price(2)
Tranche 1	7/20/2018	7/20/2019	$2.65	57.7%
Tranche 2	7/20/2018	7/20/2020	$2.90	72.6%
Tranche 3	7/20/2018	7/20/2021	$3.15	87.5%

(1)	Volume Weighted Average Price measured over 20 consecutive trading days.
(2)	Premium to Grant Date Price represents the difference between the VWAP Vesting Price and the grant date price of $1.68.

Long-term performance cash awards were also granted to our NEOs in 2018 that will pay out, if earned, at the end of the three-year performance period based on a Free Cash Flow per Share goal of $0.19. To calculate performance against this per share metric, Free Cash Flow results will be averaged over the three years (2018, 2019 and 2020) and divided by the average of the shares outstanding. The Compensation Committee believes that this metric incentivizes management to make capital allocation decisions that maximize long-term stockholder value.

The grant date value of each of the PSU awards are reflected in the 2018 Summary Compensation Table included in this Proxy Statement. The value of long-term performance cash awards, if earned, will be reflected in the 2020 Summary Compensation Table.

Time-Based Compensation

Restricted share units (RSUs) were granted to our NEOs that will vest in three equal tranches in the first quarter of 2019, 2020 and 2021 if the NEO remains employed until the date of vesting.

Time-based cash awards were granted to our NEOs that will pay out in three equal tranches in the first quarter of 2019, 2020 and 2021 if the NEO remains employed until the payment date.

Grants under the 2018 long-term compensation plan are summarized in the chart below:

Named Executive Officer	PSU (Units)	PSU Grant Date Value	RSU (Units)	RSU Grant Date Value	Performance Cash	Time-Based Cash
Anand Vadapalli	642,377	$352,696	131,291	$220,569	$320,394	$236,846
Laurie M. Butcher	99,736	$54,760	20,384	$34,245	$31,886	$54,628
Leonard A. Steinberg	149,602	$82,139	30,576	$51,368	$47,830	$81,942
Randy Ritter	115,629	$63,486	23,633	$39,703	$36,969	$63,333
William H. Bishop	110,124	$60,463	22,507	$37,812	$35,208	$60,318

Long-Term Incentive Awards under Prior Year Grants

Long-term PSU awards granted in 2017

Long-term incentive awards in granted 2017 in the form of PSUs will vest, if earned, following the full performance period, July 1, 2017 to December 31, 2019, measured on Company performance based on Adjusted Free Cash Flow per share (50%) and relative TSR (50%). To better ensure that incentive plan awards are paid consistent

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with company operating performance, no level of long-term PSUs granted in 2017 will vest unless a threshold level of $120,960,000 of cumulative Adjusted EBITDA is achieved for the period July 1, 2017 to December 31, 2019.

Adjusted Free Cash Flow is divided by the weighted average shares outstanding. The Compensation Committee established an initial period goal of $0.18 for July 1, 2017 to December 31, 2017, $0.16 for the year ended December 31, 2018, and $0.19 for the year ended December 31, 2019. The three goals were averaged with over the three periods (July 1, 2017 to December 31, 2017 prorated, and full years in 2018 and 2019) and the target goal is shown in the table below. Because the full performance period goal had not been set at the date these awards were made in 2017, the PSU awards based on Adjusted Free Cash Flow per Share did not appear in the related executive compensation tables for 2017, the year they were awarded by the Compensation Committee. Rather, with the final performance goal established in 2019, these awards, based on Adjusted Free Cash Flow per share, will appear, at grant date value, in the appropriate 2019 compensation tables in our Proxy Statement issued in 2020.

Relative TSR is measured against the Russell 2000 Index as constituted at the beginning of the performance period. In order for NEOs to receive the target award under this Relative TSR metric, the Compensation Committee established the target goal, minimum and maximum vesting levels shown in the following table for the TSR metric. The PSUs granted in 2017 based on Relative TSR appeared in the appropriate 2017 Compensation tables in our Proxy Statement issued in 2018.

Performance Measure	Weight	Min - 50% Vesting	Target 100 % Vesting	Max - 150% Vesting
Relative TSR	50%	40%	60%	80%
Adj. Free Cash Flow/Share	50%	90% of Target	.175	110% of Target

As shown in the preceding table, there is an incrementally lower vesting for achievement below goal and vesting is linear up to a maximum of 150% vesting for overachievement.

Long-term PSU awards granted in 2016

The 2016 PSU grants are based on two performance measures – two-thirds of the awards based on Adjusted Operating Cash Flow (AOCF)1 and one-third on customer satisfaction measured through Net Promoter Score® (NPS)2.

The 2016 awards provide for vesting, if earned, in three equal annual installments, with the vesting of each installment subject to the Company’s attainment of the Adjusted Operating Cash Flow and NPS goals set by the Compensation Committee. Achievement in excess of 100% of the combined achievement of both goals for each performance period, if earned, will be paid in cash. No vesting or payout occurs for actual achievement levels below the minimum for each goal. Vesting or payout is measured on a linear scale based on performance between the minimum and the maximum levels.

1 Adjusted Operating Cash Flow for purposes of incentive compensation, is calculated as annual Adjusted EBITDA less cash interest expense. (For more information on this metric, see “Non-GAAP Financial Measures and Performance Metrics” on page 45)

2 NPS is determined through customer satisfaction surveys, conducted and reported by a third-party vendor, that ask business customers, on a scale from zero to ten, how likely they are to recommend Alaska Communications to a friend or colleague. (For more information on this metric, see “Non-GAAP Financial Measures and Performance Metrics” on page 45)

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2016 PSU award goals and actual performance for the 2018 performance year were as follows ($ millions):

Performance Measure	Weight	50% Vesting Minimum	100% Vesting Target	150% Vesting/Payout Maximum	Actual 2018 Performance
AOCF	67%	$56.610	$62.900	$69.190	$45.907
NPS	33%	22	26	32	19

As shown above, both Adjusted Operating Cash Flow and NPS results were below the minimum threshold for vesting, therefore PSUs under this final tranche of the grant did not vest and are forfeited. These PSU awards were included at grant date value in the 2016 Summary Compensation Table, and as provided under SEC rules, no adjustment is made for their value in the Summary Compensation Table when forfeited.

For more information on the metrics referred to in this Executive Compensation Narrative, see “Non-GAAP Financial Measures and Performance Metrics” on page 45.

Other NEO Benefits, Perquisites and Severance

Our NEOs participate in the broad-based benefit and welfare plans that are generally available to the Company’s employees. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

Severance and other benefits are explained in detail beginning on page 38.

Compensation Governance

What We Do:

Multiple Performance Metrics for Both Short-term and Long-term Incentives. We mitigate compensation-related risk in a number of ways, including by using multiple performance measures across the short-and long-term incentive plans.

Minimum Stock Ownership Requirements for all NEOs. We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our stockholders if they are stockholders themselves. The Compensation Committee reviews our stock ownership requirements and makes changes, as needed, to bring our policy in line with evolving market practice. Our policy requires each NEO other than the CEO to accumulate and hold shares of our common stock having a value of at least one-and-a-half times the NEO’s annual base salary. The CEO is expected to hold shares of common stock equal to at least three times his base salary. Each of our NEOs has five years from his or her appointment to the position to achieve the prescribed ownership levels. All our NEOs either are in full compliance with this requirement or have more time under the policy to reach the requirement.

Independent Compensation Consultant. The Compensation Committee has retained Korn Ferry to advise on our executive compensation programs. Aside from the services to the Compensation Committee, Korn Ferry performs no other services for us.

Limited Perquisites. We provide the following perquisites to NEOs: automobile allowance, travel and housing costs to NEOs who live outside of Alaska, and moving expenses. We do not provide any tax gross-ups with respect to perquisites.

Deductibility of Executive Compensation

The Compensation Committee considers the tax and accounting treatment associated with cash and equity awards it makes, although these considerations are not the overriding factor the Compensation Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its most highly compensated executive officers, unless certain conditions are met. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements; however, with the exception of certain

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grandfathered awards made pursuant to written binding contracts in effect on November 2, 2017, comprehensive tax reform eliminated the performance-based compensation exception effective January 1, 2018.

Incentive Compensation “Clawback” Reimbursement

Our incentive award plan and award agreements provide that awards under the plan are subject to applicable clawback laws, rules or regulations. Additionally, our Officer Severance Policy includes a clawback provision. This provides that any compensation paid that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to repayment to the Company.

What We Don’t Do:

Guaranteed Incentive-Based Bonuses or Salary Increases. None of our NEOs has an employment arrangement or other contractual right, other than the long-term awards as described above, guaranteeing any annual incentive payments or any salary increases. Base salary increases are at the discretion of the Compensation Committee.

Single Trigger Change in Control Benefits. Change in control severance provisions apply to Mr. Vadapalli through the terms of his individual employment agreement, and to our other NEOs through the Company’s Officer Severance Policy that is expressly applicable to our NEOs. The primary purpose of these change in control protections is to align executive and stockholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change in control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change in control. Double triggers are required for receipt of any change in control benefits. There are no tax gross-ups included in severance arrangements. The Compensation Committee set the amount of change in control benefits provided for our executives at amounts that the Compensation Committee believes are reasonable in the event of the occurrence of the circumstances specified. The specific change in control severance provisions applicable to each NEO are discussed in more detail following the executive compensation tables under the heading: “Employment Arrangements and Potential Payments upon Termination or Change in Control.”

Special Executive Retirement or Benefit Packages. Our NEOs participate in the broad-based retirement and benefit programs that are generally available to the Company’s employees. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

Hedging or Pledging of Company Stock. We have a policy prohibiting all employees, including the NEOs and members of our Board, from engaging in any hedging transactions with respect to our equity securities held by them or pledging Company securities as collateral.

Tax Gross-ups. We do not provide tax gross-ups to any of our NEOs and the Compensation Committee does not plan to include tax gross-ups in any future employment arrangements.

COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Mr. Ross, Ms. Brown, Mr. Karp and Mr. Barr served on the Compensation Committee. None of the directors serving on the Compensation Committee during 2018 are or have been an officer or employee of the Company or have had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the Compensation Committee is an executive officer of another entity for which any of our executive officers serve as a compensation committee member. In addition, none of our executive officers served as a director for a company that employs, as an executive officer, any of our directors.

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EXECUTIVE COMPENSATION TABLES

In this section, we provide tabular information regarding the compensation paid to our NEOs for the years ended December 31, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Anand Vadapalli	2018	415,388	78,949	573,265	423,918	8,491	71,270	1,571,281
President and Chief Executive Officer	2017	450,002	-	881,204	34,726	7,899	74,947	1,448,778
Laurie M. Butcher	2018	229,470	18,209	89,005	143,447	42,338		522,469
Senior Vice President, Finance	2017	240,001		135,342	3,142	38,510		416,995
Leonard A. Steinberg	2018	269,725	27,314	133,507	164,555	5,563		600,664
Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary	2017	288,001		203,012	8,000	6,356		505,369
Randy M. Ritter	2018	247,164	21,111	103,189	151,413	13,431	16,190	552,498
Senior Vice President, Shared Services	2017	257,501		156,912	5,834	15,335	12,145	447,727
William H. Bishop	2018	247,164	20,106	98,275	151,413	22,145		539,103
Senior Vice President and Chief Operations Officer (6)	2017	251,736		149,440	3,851	19,939		424,966

(1)	Amounts represent the first tranche payment of long-term time-based cash awards that were tied to 2018.

(2)

Amounts reported for 2018 represent the grant date fair value of RSU and PSU awards granted in 2018, as determined in accordance with FASB ASC 718, excluding the effect of forfeitures. The amounts shown include RSU and PSU awards that were granted in 2018. For the PSU awards, the amount is based on the fair value of the awards on the grant date. Assumptions used in calculating these amounts are included in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 11, 2019.

(3)

Amounts represent annual cash incentive payments under our 2018 annual cash incentive program. Amounts reported for each year are based on performance in that year, even if paid subsequent to year end.

(4)

Amounts are based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not administer the AEPP, and the amounts provided are estimates based on the calculations of a third-party actuary retained by the Company.

(5)

Mr. Vadapalli received apartment rental payments of $23,775, travel reimbursement of $14,489 for travel to the Company headquarters in Anchorage from his principal residence outside of Alaska, a 401K matching contribution of $22,506, and an automobile allowance of $10,500 in 2018. Mr. Ritter received an automobile allowance of $9,600 and reimbursement for travel to and from his remote worksite of $6,590.

(6)	Effective April 9, 2019, Mr. Bishop was promoted to Senior Vice President and Chief Operations Officer.

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2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding unvested RSUs and PSUs held by our NEOs as of December 31, 2018. Our NEOs did not hold any stock option awards as of December 31, 2018.

	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Name	(#)		($)(1)	(#)		($)(1)
Anand Vadapalli	117,712	(2)	169,505	-		-
	166,681	(3)	240,021	-		-
	131,291	(4)	189,059	-		-
	-		-	117,712	(5)	169,505
	-		-	137,073	(6)	197,385
	-		-	642,377	(7)	925,023
Laurie M. Butcher	18,079	(2)	26,034	-		-
	25,600	(3)	36,864	-		-
	20,384	(4)	29,353	-		-
	-		-	18,079	(5)	26,034
	-		-	21,053	(6)	30,316
	-		-	99,736	(7)	143,620
Leonard A. Steinberg	26,270	(2)	37,829	-		-
	37,196	(3)	53,562	-		-
	29,652	(4)	42,699	-		-
	-		-	27,120	(5)	39,053
				31,579	(6)	45,474
	-		-	149,602	(7)	215,427
Randy M. Ritter	19,774	(2)	28,475	-		-
	29,680	(3)	42,739	-		-
	23,633	(4)	34,032	-		-
	-		-	19,774	(5)	28,475
	-		-	24,408	(6)	35,148
	-		-	115,629	(7)	166,506
William H. Bishop	18,079	(2)	26,034	-		-
	28,267	(3)	40,704	-		-
	22,507	(4)	32,410	-		-
	-		-	18,079	(5)	26,034
	-		-	23,246	(6)	33,474
	-		-	110,124	(7)	158,579

(1)	The Market Value as of December 31, 2018 was calculated using $1.44 which was the closing price per share of our common stock as reported on the Nasdaq Global Market on that date.

(2)	Represents RSUs which vested in full in the first quarter of 2019.

(3)	Represents RSUs, of which 50% vested on March 1, 2019 and the remaining 50% will vest on March 1, 2020, generally subject to continued employment.

(4)

Represents RSUs granted in 2018 of which 33% vested on March 1, 2019 and the remaining 67% will vest in substantially equal portions on the first Company business date in March of 2020 and 2021, generally subject to continued employment.

(5)

Represents PSUs that were outstanding as of December 31, 2018 and all of which were forfeited in March of 2019, upon the Compensation Committee’s determination that the Company did not achieve the minimum level for previously established Company performance goals.

(6)	Represents PSUs scheduled to vest in 2020. A portion of these PSUs are based on achievement of Company performance goals previously established by the Compensation Committee for relative TSR.

(7)

Represents the 2018 grants of PSUs with respect to the applicable performance goals that were established in 2018. The grants are eligible to vest over three years based on achievement of performance goals.

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EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following pages provide individual compensation narrative for each of our NEOs.

Anand Vadapalli

We entered into an Amended and Restated Employment Agreement with Anand Vadapalli, our President and CEO, effective August 5, 2015 (the “Agreement”). In 2017, the Agreement was amended to extend the employment period through December 31, 2019. The Agreement provides for successive, automatic extensions for one-year periods thereafter unless notice of an intention to terminate the Agreement is provided by either party at least 180 days before the end of the term. In 2018 the Agreement was further amended to reduce Mr. Vadapalli’s annual base salary to $414,000. Mr. Vadapalli is eligible for target annual cash incentive compensation of not less than his base salary, with the actual amount to be determined each year based on achievement of annual performance objectives set by the Compensation Committee. Mr. Vadapalli is also eligible to receive long-term incentive compensation in the form of time-vested RSUs, PSUs or other equity-based awards, or a combination of equity and performance-based cash awards in addition to the annual cash incentives. To align the interests of Mr. Vadapalli with those of our stockholders, the annual long-term awards will be guided by the principle that these awards are not less than twice the value of his annual base salary. However, the specific quantity and type of long-term awards will be determined annually by the Compensation Committee on the terms and schedule approved by the Board, based on accomplishment of performance objectives set by the Board and subject to the terms of an individual grant award agreement.

The Agreement provides for reimbursement of reasonable travel expenses between Mr. Vadapalli’s residence outside the state of Alaska and the Company headquarters or other appropriate business location. Mr. Vadapalli is also reimbursed for reasonable living expenses while Mr. Vadapalli is working at the Company headquarters up to $2,500 per month. The Agreement includes a monthly automobile allowance.

Mr. Vadapalli’s Agreement provides that in the event of termination by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive post-termination benefits as follows: (i) a cash payment equal to the sum of his base annual salary plus his target annual cash incentive; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) time-vested cash or stock-based awards will continue to vest in accordance with their scheduled vesting periods and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iv) monthly payments for up to one year equal to COBRA health insurance premiums in certain circumstances; and (v) reimbursement for relocation expenses up to $50,000 and reimbursement for realtor commissions on the sale of his residence up to $50,000, subject to certain conditions.

In the event Mr. Vadapalli’s employment is terminated by the Company “without cause” or he resigns for “good reason” in connection with a change in control of the Company, severance payments include: (i) a cash payment equal to two times the sum of his base salary plus his target annual cash bonus; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) accelerated vesting of all unvested equity awards; (iv) monthly payments equal to COBRA health insurance payments for up to 18 months, plus another six months at the average rate paid for the prior 18 months under certain circumstances; and (v) reimbursement for relocation expenses up to $50,000 and reimbursement for realtor commissions on the sale of his residence up to $50,000, subject to certain conditions.

Should Mr. Vadapalli’s employment terminate due to death or disability, as such terms are defined in his Agreement, Mr. Vadapalli, or his estate, would be eligible to receive: (i) his base salary prorated to the date of death or cessation of active work due to disability; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; and (iii) for awards granted in or after 2013, time-vested awards will accelerate and vest upon termination and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions.

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Mr. Vadapalli is subject to customary non-competition and non-solicitation restrictive covenants during his employment with the Company and for a period of two years and one year, respectively, thereafter. The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2018.

Name	Benefit	Termination Without Cause or Resignation for Good Reason		Death or Disability		Termination without Cause or Resignation for Good Reason In Connection with Change in Control	(6)
Anand Vadapalli	Severance
	Base Salary Component	$828,000		$-		$1,656,000
	Annual Incentive Component	423,918		423,918		423,918
	Long-Term Performance Cash	320,394	(1)	320,394	(1)	320,394	(1)
	Accelerated Vesting of Equity	2,087,883	(2)	2,087,883	(2)	2,087,883	(2)
	Long-Term Time Based Cash	236,846	(3)	236,846	(3)	236,846	(3)
	Other Benefits	122,027	(4)	-		144,053	(5)
	Total	$4,019,067		$3,069,041		$4,869,094

(1)	Includes long-term performance cash awards estimated to be payable pursuant to the terms of Mr. Vadapalli’s Agreement based on achievement of Company goals for 2018.

(2)

Includes RSU and PSU awards estimated be payable pursuant to the terms of Mr. Vadapalli’s Agreement on December 31, 2018. The amount was calculated using 100% of the total number of unvested units, assuming the achievement of performance goals would have been unknown, multiplied by the closing price on December 31, 2018 (last trading day of 2018) of $1.44 per share of our common stock as reported on the Nasdaq Global Market. The actual amount payable under these awards can only be determined at the time the award would be paid.

(3)	Includes long-term time-based cash award estimated to be payable pursuant to the terms of Mr. Vadapalli’s Agreement on December 31, 2018.

(4)

Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination and reimbursement of up to $50,000 each for realtor commission and relocation costs within the contiguous United States are paid.

(5)

Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 each for realtor commission and relocation costs within the contiguous United States are paid.

(6)

Upon a change in control, payments (or portions thereof) to Mr. Vadapalli determined to constitute an “excess parachute payment” may be reduced to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G and 4999 of the Code. Upon a hypothetical December 31, 2018 change in control, this amount would have been reduced to reflect the maximum amount that would be tax deductible by the Company pursuant to Sections 280G and 4999 of the Code. Based upon our internal review of the estimated payment amounts, we believe that no payments to Mr. Vadapalli would have been subject to reduction under Sections 280G and 4999 of the code.

Other NEOs

Laurie M. Butcher

Ms. Butcher serves as our Senior Vice President, Finance. Her 2018 compensation through September 31, 2018 included an annual base salary of $223,200 and a target annual cash incentive of $133,920. Effective October 1, 2018 Ms. Butcher’s annual base salary was increased to $255,000 and a related increase in annual cash incentive to $153,000. Ms. Butcher is also eligible to receive long-term compensation consisting of equity and cash awards with a total grant value equal to approximately 80% of her base salary.

Leonard A. Steinberg

Mr. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. His 2018 compensation included an annual base salary of $267,840 and a target annual cash incentive of $160,704. Mr. Steinberg is eligible also to receive long-term incentive compensation consisting of equity and cash awards with a total grant value of approximately 100% of his base salary.

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Randy M. Ritter

Mr. Ritter served as our Senior Vice President, Shared Services. His 2018 compensation included an annual base salary of $247,164 and a target annual cash incentive of $148,298. Mr. Ritter is also eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 82% of his base salary.

William H. Bishop

Mr. Bishop served as our Senior Vice President, Customer and Revenue Management in 2018. Effective April 9, 2019, he was promoted to Senior Vice President and Chief Operations Officer. His 2018 compensation included an annual base salary of $247,164 and a target annual cash incentive of $148,298. Mr. Bishop is also eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 80% of his base salary.

Generally Available Benefits

The NEOs are also eligible to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan that are generally available to substantially all of our employees.

Severance and Other Benefits for our NEOs, other than the CEO

Upon a termination by the Company “without cause” or resignation by the NEO for “good reason”, our NEOs are entitled to post-termination severance pay and benefits in accordance with the Company’s Officer Severance Policy. Severance pay and benefits include a cash payment of 1.6 times the NEO’s annual base salary and reimbursement for federal COBRA health insurance coverage for the NEO and the NEO’s family for up to one year. Unless otherwise provided, NEOs are not eligible for vesting of any unvested equity compensation.

In the event the NEO’s employment is terminated by the Company “without cause” or the NEO resigns for “good reason” in connection with a change in control of the Company, severance pay and benefits include a cash payment of two times the NEO’s annual base salary, reimbursement for federal COBRA health insurance coverage for the NEO and the NEO’s family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long-term incentive awards, whether equity or cash, held by the NEO at the time of termination of the NEO’s employment. The receipt of severance pay and benefits by the NEO is subject to compliance with customary non-competition and non-solicitation covenants during the period that the NEO is entitled to receive such benefits.

In the event of the death or disability of the NEO while employed by the Company, the NEO or the NEO’s estate would be eligible to receive a prorated annual cash incentive payment. For awards made pursuant to the 2016, 2017 and 2018 PSU award agreements, following a termination of employment due to death or disability, outstanding unvested PSUs awarded shall continue to remain eligible to vest based on the achievement of the applicable performance target as if the NEO had remained employed over the applicable performance vesting period. Additionally, under the RSU award agreements for 2016, 2017 and 2018, RSUs awarded shall be accelerated and vest after termination of employment due to normal retirement, death or disability.

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The following table sets forth the payments and benefits our NEOs, other than Mr. Vadapalli, would have received, assuming a termination of employment in the following scenarios on December 31, 2018.

Name	Benefit	Termination Without Cause or Resignation for Good Reason		Death or Disability		Termination without Cause or Resignation for Good Reason In Connection with Change in Control
Laurie M. Butcher	Severance
	Base Salary Component	$408,000		$-		$510,000
	Annual Incentive Component	143,447		143,447		143,447
	Long-Term Performance Cash	-		31,886	(1)	31,886	(1)
	Accelerated Vesting of Equity	-		322,536	(2)	322,536	(2)
	Long-Term Time Based Cash	-		54,628	(3)	54,628	(3)
	Other Benefits	22,090	(4)	-		22,090	(4)

	Total	$573,537		$552,497		$1,084,587

Leonard A. Steinberg	Severance
	Base Salary Component	$428,545		$-		$535,682
	Annual Incentive Component	164,555		164,555		164,555
	Long-Term Performance Cash	47,830	(1)	47,830	(1)	47,830	(1)
	Accelerated Vesting of Equity	479,517	(2)	479,517	(2)	479,517	(2)
	Long-Term Time Based Cash	81,942	(3)	81,942	(3)	81,942	(3)
	Other Benefits	-		-		-

	Total	$1,202,389		$773,843		$1,309,525

Randy M. Ritter	Severance
	Base Salary Component	$394,320		$-		$492,900
	Annual Incentive Component	151,413		151,413		151,413
	Long-Term Performance Cash	-		36,969	(1)	36,969	(1)
	Accelerated Vesting of Equity	-		370,521	(2)	370,521	(2)
	Long-Term Time Based Cash	-		63,333	(3)	63,333	(3)
	Other Benefits	22,027	(4)	-		22,027	(4)

	Total	$567,760		$622,236		$1,137,162

William H. Bishop	Severance
	Base Salary Component	$394,320		$-		$492,900
	Annual Incentive Component	151,413		151,413		151,413
	Long-Term Performance Cash	-		35,208	(1)	35,208	(1)
	Accelerated Vesting of Equity	-		350,708	(2)	350,708	(2)
	Long-Term Time Based Cash	-		60,318	(3)	60,318	(3)
	Other Benefits	7,819	(4)	-		7,819	(4)

	Total	$553,552		$597,647		$1,098,366

(1)

Includes accelerated payment of long-term performance cash awards estimated to be payable pursuant to the terms of the Award Agreement or Officer Severance Agreement, based on performance at target. The actual amount payable under these awards can be determined only at the time the award would be paid.

(2)

Includes RSU and PSU awards estimated to be payable in connection with a change in control pursuant to the terms of the Officer Severance Agreement on December 31, 2018. The amount was calculated using 100% of the total number of unvested units, assuming the achievement of performance goals would have been unknown, multiplied by the closing price on December 31, 2018 (last trading day of 2018) of $1.44 per share of our common stock as reported on the Nasdaq Global Market. The actual amount payable under these awards can only be determined at the time the award would be paid.

(3)

Includes accelerated payment of long-term time-based cash award estimated to be payable pursuant to the terms of the Award Agreement or Officer Severance Agreement, as applicable, on December 31, 2018.

(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee unanimously approved the appointment of Moss Adams LLP (“Moss Adams”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although it is not required to do so, the Board is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting to ascertain the view of the stockholders regarding this selection.

The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 3; however, in the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Company expects that a representative of Moss Adams will be present at the 2019 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

AUDIT FEES

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The following table summarizes the fees billed to us by Moss Adams for services rendered in connection with fiscal years 2018 and 2017, respectively:

	2018 (3)	2017 (3)
Audit Fees (1)	$646,570	$709,398
Audit Related Fees (2)	18,665	19,000
Tax Fees	-	-
All Other Fees	-	-

Total	$665,235	$728,398

(1)

This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our Quarterly Reports on Form 10-Q, reviews and assessment of our internal control over financial reporting, services for SEC filings, and accounting consultations on matters reflected in the financial statements.

(2)	Audit-Related Fees consist of the audit of certain of our post-retirement benefit plans.

(3)	Fees in 2018 and 2017 included incremental charges associated with the Company’s adoption of ASC 606, Revenue from Contracts with Customers, and other items.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services provided by the independent auditor. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the

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Exchange Act to the Company’s management. The Audit Committee may delegate authority to grant pre-approvals to one or more of its designated members provided such approvals are presented to the full Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) will not be required if such services fall within available exceptions established by the SEC.

Vote Required. For this proposal to be approved, it must receive the affirmative vote of a majority of the votes cast.

Recommendation of the Board

The Board believes that Proposal 3 is in the Company’s best interest and unanimously recommends a vote FOR the ratification of the appointment of Moss Adams to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

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AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the stockholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed and reviewed with its independent registered public accounting firm, Moss Adams, for the fiscal year ended December 31, 2018, all matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States).

The Audit Committee has received from Moss Adams a formal written statement describing all relationships between Moss Adams and the Company that might bear on the auditor’s independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Moss Adams any relationships that may impact their objectivity and independence and satisfied itself as to Moss Adams’ independence.

The Audit Committee has met with Moss Adams, with and without management present, as deemed appropriate, to discuss the overall scope of Moss Adams’ quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and Moss Adams the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 11, 2019.

Submitted by,

Peter D. Ley, Chair

Edward (Ned) J. Hayes, Jr.

Robert M. Pons

Brian A. Ross

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PERFORMANCE GRAPH

The following line graph compares the cumulative total stockholder return on our common stock from December 31, 2013 through December 31, 2018 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on December 31, 2013, and assumes that dividends, if any, were reinvested.

		2013	2014	2015	2016	2017	2018

Alaska Communications Systems Group, Inc.	Cum $	100.00	84.43	82.55	77.36	126.41	67.92

S&P 500 Index - Total Returns	Cum $	100.00	113.69	115.26	129.05	157.22	150.32

NASDAQ Telecommunications Index	Cum $	100.00	105.16	101.98	116.62	135.40	119.21

Other Business Matters

We do not know of any matters that will be presented at the Annual Meeting other than those discussed in this Proxy Statement. However, if other matters are properly brought before the Annual Meeting, your proxies will be able to vote on those matters at their discretion.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to submit a proposal to be considered for inclusion in our 2020 Proxy Statement and acted upon at the 2020 annual meeting of stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary of Alaska Communications Systems Group, Inc. at 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503, by registered, certified, or express mail no later than December 21, 2019. Stockholder proposals outside the process of Rule 14a-8 and stockholder nominees for director must be received by the Company on or after December 31, 2019 and on or before January 30, 2020. If the date of the 2020 annual meeting of stockholders is advanced by more than 30 days from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be delivered by the Company not later than the close of business on the later of (i) the 120th day prior to such 2020 annual meeting of the stockholders or (ii) the 10th day following the day on which the Public

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Disclosure (as defined in the Company’s By-laws) of the date of such Annual Meeting is first made. The requirements for such notice are set forth in our By-laws found on our website at www.alsk.com.

Stockholders may communicate with the Company’s directors at any time by U.S. mail addressed to one or more directors, the Board, or any committee of the Board, c/o Corporate Secretary; 600 Telephone Avenue, MS 65; Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

ADDITIONAL INFORMATION

Annual Report to Stockholders

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, together with this Proxy Statement to stockholders of record as of April 5, 2019. Our Annual Report on Form 10-K together with this Proxy Statement, forms our annual report to security holders within the meaning of SEC rules. Any stockholder who desires an additional copy may obtain one (excluding exhibits not incorporated by reference in this Proxy Statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this Proxy Statement are requested.

Quorum and Effect of Abstentions and Broker Non-Votes

The presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of all the then outstanding shares of common stock of the Company entitled to vote generally in the election of directors shall constitute a quorum. If a quorum is not present at the Annual Meeting, the chair of the Annual Meeting or a majority in interest of the stockholders present and entitled to vote may adjourn the Annual Meeting.

Shares present, either by proxy or in person, that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner and it does not have the discretionary authority to vote without instructions on a particular matter because the matter is not a routine matter under Nasdaq rules.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on a proposal, and therefore, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting.

About this Proxy Statement

Our Board has made this Proxy Statement available to you to solicit your vote at the Annual Meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This Proxy Statement contains summarized information required to be provided to stockholders under rules promulgated by the SEC and is designed to assist stockholders in voting their shares.

The SEC’s rules permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. This procedure is known as “householding.” Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you share an address with another stockholder and received only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability, we will deliver a separate copy upon request to: Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. If you wish to receive separate copies of our Annual Report, Proxy Statement or Notice of Internet Availability in the future, please contact the bank, broker or other nominee through which you hold your shares. If you share an address and wish to receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability in the future, please contact the bank, broker, or other nominee through which you hold your shares.

The Inspector of Elections appointed for the Annual Meeting will act as tabulator of the votes and will determine whether a quorum is present.

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Attending the Annual Meeting

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Costs of Proxies

Alaska Communications Systems Group, Inc. is soliciting proxies and will bear the cost of solicitation. In addition to mailing a Notice of Internet Availability or this Proxy Statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. Proxies may be solicited on behalf of the Board by the Company’s directors and certain executive officers, without additional compensation.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Alaska Communications Systems Group, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Non-GAAP Financial Measures and Performance Metrics

The following is a summary of certain of our non-GAAP financial measures and performance metrics.

●

Adjusted EBITDA is a non-GAAP measure and our measurement of Adjusted EBITDA may differ from other companies. Adjusted EBITDA eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the Company’s business operations and is used by management and the Board to evaluate current operating financial performance. For the calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the GAAP measure of net income, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018. Further adjustments to Adjusted EBITDA for purposes of calculating achievement include the following: budgeted revenue and budgeted bad debt expense associated with the Rural Health Care program were substituted for the relevant actual results. Additionally, cash based long-term incentive payments and Board compensation expense resulting from the conversion of equity to cash were excluded from the calculation of Adjusted EBITDA achieved for purposes of the annual cash incentive.

●	Adjusted EBITDA per share is a non-GAAP measure and is calculated as Adjusted EBITDA (further adjusted in 2018 as described above) divided by weighted average shares outstanding.

●

Adjusted Free Cash Flow is a non-GAAP measure and is calculated as Adjusted EBITDA, less recurring operating cash requirements. For the calculation of Adjusted Free Cash flow and a reconciliation of Adjusted Free Cash Flow to the GAAP measure of net cash provided by operating activities, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018.

●	Adjusted Free Cash Flow per share is a non-GAAP measure and is calculated as Adjusted Free Cash Flow divided by weighted average shares outstanding.

●	Adjusted Operating Cash Flow is a non-GAAP measure and is calculated as Adjusted EBITDA less cash interest expense.

●

Net Promoter Score® (“NPS”) is a measure of customer satisfaction determined through customer satisfaction surveys that ask business customers, on a scale of zero to ten, how likely they are to recommend Alaska Communications to a friend or colleague. Business NPS is calculated using responses from enterprise and small and medium business customers equally weighted. We use a third-party vendor to conduct the surveys and report customer responses.

●

Total Revenue is a GAAP measure as reported in our Annual Report on Form 10-K for the year ended December 31, 2018 and includes business and wholesale revenue, consumer revenue, and regulatory revenue. Further adjustment of Total Revenue results for purposes of calculating achievement included

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement|45

the following: budgeted revenue associated with the Rural Health Care program was substituted for the relevant actual results.

●	Total Revenue per share is calculated as Total Revenue (further adjusted in 2018 as described above) divided by weighted average shares outstanding.

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements” that are statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This document may also include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement|46

DIRECTIONS TO THE ANNUAL MEETING

The 2019 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on May 29, 2019, beginning at 9:00 a.m. Alaska daylight time, at the Alaska Communications Business Technology Center located at 600 East 36th Avenue, Anchorage, Alaska. Doors to the Annual Meeting will open at 8:30 a.m.

Directions from Ted Stevens International Airport to the Annual Meeting at 600 East 36th Avenue:

1.	From the Airport (marked on map with an airplane), head East on W. International Airport Road.

2.	Continue along W. International Airport Road for 2.2 miles

3.	Use the right lane to take the Minnesota Drive N. ramp toward downtown.

4.	Merge onto Minnesota Drive/Walter J. Hickel Parkway.

5.	Turn right onto W. Tudor Road.

6.	Use the left 2 lanes to turn left onto C street.

7.	Continue as C street becomes A street.

8.	Turn right into E. 36th Avenue.

9.	Arrive at the Alaska Communications Business Technology Center on your right, at 600 East 36th Avenue.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement|47

ANNUAL MEETING OF STOCKHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Date:	May 29, 2019
Time:	9:00 A.M. (Alaska Daylight Time)
Place:	Alaska Communications Business Technology Center
600 East 36th Avenue Anchorage, Alaska 99503
See Voting Instructions on Reverse Side.

Please make your marks like this:  ☒  Use dark black pencil or pen only

Board of Directors recommends a vote FOR ALL of the listed nominees:

1:	Election of Directors. The nominees are:
		For	Against	Abstain	Directors Recommend Ü
	01 Peter D. Aquino	☐	☐	☐	For
	02 Wayne Barr, Jr.	☐	☐	☐	For
	03 David W. Karp	☐	☐	☐	For
	04 Peter D. Ley	☐	☐	☐	For
	05 Brian A. Ross	☐	☐	☐	For
	06 Anand Vadapalli	☐	☐	☐	For

Board of Directors recommends a vote FOR Proposals 2 & 3:

		For	Against	Abstain
2:	Advisory vote to approve executive compensation.	☐	☐	☐	For
3:	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐	For

To consider any other business properly brought before the Annual Meeting or any adjournment or postponement.

Authorized Signatures - This section must be

completed for your instructions to be executed.

Please Sign Above	Please Date Above

Please Sign Above (Joint Owners)	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Stockholders

to be held on Tuesday, May 29, 2019

for Stockholders as of April 5, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To
www.proxypush.com/alsk		866-390-5401

• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

By signing, dating and returning this proxy card, the undersigned appoints Leonard A. Steinberg and Laurie M. Butcher, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, or either of them, to represent and to vote, and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat, with respect to, all of the shares of common stock of Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) to be held at 9:00 A.M. Alaska Daylight Time on May 29, 2019 and any adjournment, postponement, continuation or rescheduling thereof. The undersigned hereby revokes any other proxy heretofore given by the undersigned for the 2019 Annual Meeting, including any proxy previously given by telephone or internet, and acknowledges receipt of the Notice of the 2019 Annual Meeting and proxy statement dated April 19, 2019.

All proxies must be received by 5:00 P.M., Eastern Daylight Time Tuesday, May 28, 2019.

All proxies for Alaska Communications plan participants must be received by 5:00 P.M.,

Eastern Daylight Time Wednesday, May 22, 2019.

PROXY TABULATOR FOR
ALASKA COMMUNICATIONS
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Alaska Communications Systems Group, Inc.

Annual Meeting of Stockholders on May 29, 2019

beginning at 9:00 A.M. (Alaska Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors.

By signing, dating and returning this proxy card, the undersigned appoints Leonard A. Steinberg and Laurie M. Butcher, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, or either of them, to represent and to vote, and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat, with respect to, all of the shares of common stock of Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) to be held at 9:00 A.M. Alaska Daylight Time on May 29, 2019 and any adjournment, postponement, continuation or rescheduling thereof. The undersigned hereby revokes any other proxy heretofore given by the undersigned for the 2019 Annual Meeting, including any proxy previously given by telephone or internet, and acknowledges receipt of the Notice of the 2019 Annual Meeting and proxy statement dated April 19, 2019.

The proxy holder is authorized to act, in accordance with his or her discretion, upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2019 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. Subject to the conditions set forth in the proxy statement, if any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. This proxy, when properly executed, will be voted in the manner directed herein. Unless a contrary direction is given, the shares represented by this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Continued and to be signed on reverse side